Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

GALECTIN THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance under the 2019 Omnibus Equity Incentive Plan, as amended	Other	3,000,000	$1.95(3)	$5,850,000	$0.0001102	$644.67
Total Offering Amounts					$5,850,000		644.67
Total Fee Offsets							–
Net Fee Due							644.67

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2019 Omnibus Equity Incentive Plan, as amended by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Represents 3,000,000 shares of common stock reserved for issuance as a result of an increase to the 2019 Omnibus Equity Incentive Plan approved by the shareholders at an annual meeting of shareholders.

(3) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $1.95, the average of the high and low prices of the common stock, as reported on the Nasdaq Capital Market on March 23, 2023.